Exhibit 4.5
EXIDE TECHNOLOGIES
2009 STOCK INCENTIVE PLAN

Non-Employee Director Restricted Stock Units Award Agreement

Award No.
     You are hereby awarded Restricted Stock Units subject to the terms and conditions set forth in this Non-Employee Director Restricted Stock Units Award Agreement (“Award Agreement”), and in the Exide Technologies 2009 Stock Incentive Plan (the “Plan”), which is attached. You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award, including your tax alternatives and their consequences.
     By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions regarding the Plan and this Award Agreement will be made by the Board of Directors of Exide Technologies (the “Board”), or, to the extent delegated by the Board, the Compensation Committee, pursuant to Sections 9 and 14 of the Plan, and that such determinations, interpretations or other actions are final, conclusive and binding upon all parties, including you, your heirs, and representatives. Capitalized terms not defined in this Award Agreement are defined in the Plan.
     1. Specific Terms. Your Restricted Stock Units have the following terms:

Name of Participant

Number of Units Subject to Award

Agreement

Award Date	September 16, 2009

Vesting
Your Restricted Stock Units under this Award Agreement shall vest and become nonforfeitable on the date on which you complete one year of service as a Director after the Award Date or the date of the 2010 annual meeting of the shareholders of the Company, if earlier, so long as your Continuous Service with the Company does not end until such date; subject in each case to acceleration as provided in the Plan.

Lifetime Transfer	Not permitted in accordance with Section 12 of the Plan.

     2. Dividends. You will not be entitled to any dividends that may be declared on the shares of Common Stock underlying the Restricted Stock Units or any payment in lieu thereof under this Award Agreement prior to the date on which the Restricted Stock Units become vested. During the period from the date the Restricted Stock Units become vested to the Payment Date (as hereinafter defined), if the Company pays dividends, the Company shall accrue the dividends associated with the shares of Common Stock underlying the Restricted Stock Units, either in cash or in additional shares of Common Stock, as determined by the Board. Any such dividends shall be paid pursuant to Section 3.
     3. Settlement. As soon as practicable, but not later than 15 days after the Payment Date, the Company shall release to you one share of Common Stock for each nonforfeitable Restricted Stock Unit. The Payment Date shall be the date of your “separation from service” from the Company as such term is defined for purposes of Section 409A(a)(2)(A)(i) of the Code. Any Restricted Stock Units that remain unvested on the date of your separation from service shall be forfeited.
     4. Occurrence of a Change in Corporate Control. Notwithstanding Section 15 of the Plan, if these Restricted Stock Units are assumed or substituted by a successor corporation (or a parent or subsidiary of a successor corporation) in a Change in Control, and you incur a separation from service in connection with the Change in Control, then these Restricted Stock Units shall become fully vested and shall be released in accordance with Section 3.
     5. Death or Disability. In the event you incur a separation from service due to death or Disability (as defined for purposes of Section 409A(a)(2)(A)(ii) of the Code), then these Restricted Stock Units shall become fully vested and shall be released in accordance with Section 3.
     6. Transfer. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Board or, to the extent the Board has delegated authority, the Compensation Committee.
     7. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest, if any, in the Restricted Stock Units awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit A (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.
     8. Adjustments. The Restricted Stock Units awarded hereby may be adjusted or terminated in any manner as contemplated by the Plan or this Agreement.

     9. Notices. Any notice, payment or communication required or permitted to be given by any provision of this Award Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company, at the address set forth on the signature page, to the attention of: Board of Directors of Exide Technologies; (ii) if to you, at the address set forth below your signature on the signature page. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
     10. Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.
     11. Modifications. This Award Agreement may be modified or amended at any time by the Committee, provided that your consent must be obtained for any modification that adversely alters or impairs any rights or obligations under this Award Agreement, unless there is an express Plan provision permitting the Committee to act unilaterally to make the modification.
     12. Headings. Headings shall be ignored in interpreting this Award Agreement.
     13. Severability. Every provision of this Award Agreement and the Plan is intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.
     14. Governing Law. This Award Agreement shall be interpreted, administered and otherwise subject to the laws of the State of Delaware (disregarding any choice-of-law provisions).
     15. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Award Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to you. This Award Agreement and the Plan shall be administered in a manner consistent with this intent.
     16. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.
     17. Data Protection. By your signature below, you consent that the Company may process your personal data provided herein (the “Data”) exclusively for the purpose of performing this Award Agreement, in particular in connection with the exercise of Restricted Stock Units awarded to you. For this purpose the Data may also be disclosed to and processed by companies outside the Company, e.g., banks involved.
[Signatures appear on following page]

     BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Stock Units are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

EXIDE TECHNOLOGIES
By:
A duly authorized Director or Officer

Address: 13000 Deerfield Parkway Building 200 Milton, GA 30004

     The undersigned hereby accepts the terms of this Award Agreement and the Plan.

Address:

EXIDE TECHNOLOGIES
2009 STOCK INCENTIVE PLAN
Exhibit A
Designation of Beneficiary
     In connection with the RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) entered into on                     , 2009 between Exide Technologies (the “Company”) and [Participant], an individual residing at [Address] (the “Recipient”), the Recipient hereby designates the person specified below as the beneficiary of the Recipient’s interest in Restricted Shares (as defined in the 2009 Stock Incentive Plan of the Company) awarded pursuant to the Award Agreement. This designation shall remain in effect until revoked in writing by the Recipient.

Name of Beneficiary:
Address:

Social Security No.:
     The Recipient understands that this designation operates to entitle the above named beneficiary to the rights conferred by the Award Agreement from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient, including by delivery to the Company of a written designation of beneficiary executed by the Recipient on a later date.

Date:

By:

Sworn to before me this
              day of                     , 2009

Notary Public

County of
State of